                                                                     Exhibit 2.4

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                              PITTSTON COAL COMPANY

                                       AND

                            ALPHA COAL SALES CO., LLC

                                October 29, 2002

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                                TABLE OF CONTENTS

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ARTICLE I DEFINITIONS............................................................     1

  1.1.   Affiliate...............................................................     1
  1.2.   Agreement...............................................................     2
  1.3.   Asset Sale Companies....................................................     2
  1.4.   Assignment and Assumption Agreements....................................     2
  1.5.   Assumed Liabilities.....................................................     2
  1.6.   Business................................................................     2
  1.7.   Buyer...................................................................     2
  1.8.   Buyer Closing Certificate...............................................     3
  1.9.   Buyer's Parent..........................................................     3
  1.10.  Closing.................................................................     3
  1.11.  Closing Date............................................................     3
  1.12.  Coal Act................................................................     3
  1.13.  Code....................................................................     3
  1.14.  Contracts...............................................................     3
  1.15.  Dispute.................................................................     4
  1.16.  Governmental Authority..................................................     4
  1.17.  Indemnification and Guaranty Agreement..................................     4
  1.18.  Knowledge of PCC........................................................     4
  1.19.  Law.....................................................................     4
  1.20.  Lien....................................................................     4
  1.21.  Liability...............................................................     5
  1.22.  Material Adverse Effect.................................................     5
  1.23.  Ordinary Course of Business.............................................     5
  1.24.  PCC.....................................................................     5
  1.25.  PCC Closing Certificate.................................................     5
  1.26.  PCC Group...............................................................     5
  1.27.  PCC Parent..............................................................     5
  1.28.  Permitted Liens.........................................................     6
  1.29.  Person..................................................................     6
  1.30.  Pre-Closing Periods.....................................................     6
  1.31.  Purchase Price..........................................................     6
  1.32.  Purchased Assets........................................................     6
  1.33.  Related Persons.........................................................     6
  1.34.  Retained Liabilities....................................................     6
  1.35.  Tax.....................................................................     7
  1.36.  Tax Return..............................................................     8

ARTICLE II  PURCHASE AND SALE OF ASSETS..........................................     8

  2.1.   Transfer of Assets......................................................     8
  2.2.   Assignment and Assumption Agreements and Other Documents................     8
  2.3.   Assumption of Liabilities...............................................     9
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                                TABLE OF CONTENTS
                                  (continued)

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  2.4.   Proration of Liabilities; Payment Reimbursement.........................     9
  2.5.   Indemnification and Guaranty Agreement..................................     9
  2.6.   Additional Documents....................................................     9

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PCC...............................    10

  3.1.   Incorporation...........................................................    10
  3.2.   Execution, Delivery and Performance.....................................    10
  3.3.   Authorization...........................................................    11
  3.4.   Contracts...............................................................    12
  3.5.   Litigation; Claims......................................................    13
  3.6.   No Broker...............................................................    13
  3.7.   Undisclosed Liabilities.................................................    13
  3.8.   Legal Compliance........................................................    14
  3.9.   Transactions with Affiliates............................................    14
  3.10.  Disclosure..............................................................    14

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BUYER..............................    14

  4.1.   Organization............................................................    15
  4.2.   Execution, Delivery and Performance.....................................    15
  4.3.   Authorization...........................................................    15
  4.4.   No Broker...............................................................    16
  4.5.   Financing...............................................................    16
  4.6.   Disclosure..............................................................    16

ARTICLE V  CERTAIN COVENANTS.....................................................    16

  5.1.   Operation in Ordinary Course............................................    16
  5.2.   Compliance with Law.....................................................    17
  5.3.   Cooperation.............................................................    17
  5.4.   Notices and Consents....................................................    18
  5.5.   Publicity...............................................................    18
  5.6.   Exclusivity.............................................................    19
  5.7.   Access..................................................................    19
  5.8.   Notice of Developments..................................................    20
  5.9.   Further Assurances......................................................    20

ARTICLE VI  CONDITIONS PRECEDENT TO CLOSING......................................    20

  6.1.   Conditions Precedent to Each Party's Obligations........................    20
  6.2.   Conditions Precedent to Obligations of Buyer............................    22
  6.3.   Conditions Precedent to Obligations of PCC..............................    23

ARTICLE VII  TERMINATION.........................................................    25

  7.1.   Termination.............................................................    25
  7.2.   Effect of Termination...................................................    26
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                                TABLE OF CONTENTS
                                  (continued)

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ARTICLE VIII  MISCELLANEOUS......................................................    27

  8.1.   Entire Agreement........................................................    27
  8.2.   Amendment...............................................................    27
  8.3.   Extension; Waiver.......................................................    27
  8.4.   Expenses................................................................    28
  8.5.   Bulk Sales Waiver.......................................................    28
  8.6.   Governing Law...........................................................    28
  8.7.   Assignment..............................................................    28
  8.8.   Notices.................................................................    28
  8.9.   Counterparts; Headings..................................................    30
  8.10.  Interpretation; Construction............................................    30
  8.11.  Severability............................................................    30
  8.12.  No Reliance.............................................................    30
  8.13.  Retention of and Access to Records......................................    31
  8.14.  Arbitration.............................................................    31
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                                     -iii-

                                    EXHIBITS

Exhibit A      Assignment and Assumption Agreements
Exhibit B      Buyer Closing Certificate
Exhibit C      Indemnification and Guaranty Agreement
Exhibit D      PCC Closing Certificate
Exhibit E      Opinion of Counsel to PCC
Exhibit F      Opinion of Counsel to Buyer

                                    SCHEDULES

Schedule 1.3           Asset Sale Companies
Schedule 1.14          Contracts of Asset Sale Companies
Schedule 1.18          Knowledge of PCC
Schedule 1.28          Permitted Liens
Schedule 1.34(c)       Excluded Contracts
Schedule 3.1           Foreign States
Schedule 3.2           Conflicts
Schedule 3.4(b)        Contract Exceptions
Schedule 3.4(c)        Consents
Schedule 3.5           Litigation; Claims
Schedule 3.9           Transactions with Affiliates
Schedule 5.4(a)        PCC Consents
Schedule 5.4(b)        Buyer Consents
Schedule 6.1(e)(i)     PCC Material Consents
Schedule 6.1(e)(ii)    Buyer Material Consents

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT is made as of the 29th day of October, 2002, by and between PITTSTON COAL COMPANY, a Delaware corporation ("PCC"), and ALPHA COAL SALES CO., LLC, a Delaware limited liability company ("Buyer").

                                    RECITALS

      WHEREAS, PCC owns, directly or indirectly, all of the outstanding capital stock of the corporations listed on Schedule 1.3 (the "Asset Sale Companies");

      WHEREAS, PCC desires to cause to be sold and assigned, and Buyer desires to purchase and assume, certain of the assets and certain of the Liabilities (as hereinafter defined) of the Asset Sale Companies;

      WHEREAS, PCC desires to cause the Asset Sale Companies to retain certain assets and certain Liabilities;

      NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PCC and Buyer agree that:

                                    ARTICLE I
                                   DEFINITIONS

      When used in this Agreement, the following terms shall have the meanings specified:

      1.1.  Affiliate.

            "Affiliate" shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, none of Dominion Terminal Associates or any of its partners, other than Pittston Coal Terminal Corporation, shall be deemed an Affiliate of PCC or any of its Affiliates.

      1.2.  Agreement.

            "Agreement" shall mean this Asset Purchase Agreement, together with the Exhibits and Schedules attached hereto, which are incorporated into this Asset Purchase Agreement by this reference, as the same may be amended from time to time in accordance with the terms hereof.

      1.3.  Asset Sale Companies.

            "Asset Sale Companies" shall have the meaning given to it in the Recitals to this Agreement. The term "Asset Sale Company" shall mean one of the Asset Sale Companies.

      1.4.  Assignment and Assumption Agreements.

            "Assignment and Assumption Agreements" shall mean the assignment and assumption agreements substantially in the form of Exhibit A attached hereto.

      1.5.  Assumed Liabilities.

            "Assumed Liabilities" shall mean the performance of any and all obligations required to be performed under the Contracts by Buyer from and after the Closing other than any Retained Liabilities.

      1.6.  Business.

            "Business" shall mean the coal sale business conducted by the Asset Sale Companies using the Purchased Assets.

      1.7.  Buyer.

            "Buyer" shall have the meaning given to it in the preamble of this Agreement.

      1.8.  Buyer Closing Certificate.

            "Buyer Closing Certificate" shall mean the certificate of Buyer substantially in the form of Exhibit B attached hereto.

      1.9.  Buyer's Parent.

            "Buyer's Parent" shall mean Alpha Natural Resources, LLC, a Delaware limited liability company.

      1.10. Closing.

            "Closing" shall mean the closing of the transactions contemplated by this Agreement beginning at 10:00 a.m., local time, on the Closing Date, at the offices of Hunton & Williams, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219.

      1.11. Closing Date.

            "Closing Date" shall mean November 30, 2002 or such other date as the parties may mutually agree in writing.

      1.12. Coal Act.

            "Coal Act" shall mean the Coal Industry Retiree Health Benefit Act of 1992 as amended through the Closing Date (codified at Subtitle J of the Code).

      1.13. Code.

            "Code" shall mean the Internal Revenue Code of 1986, as amended, and, where appropriate, any predecessor or successor provisions of Law, and all regulations thereunder.

      1.14. Contracts.

            "Contracts" shall mean the contracts, agreements, relationships and commitments, written or oral, of the Asset Sale Companies listed on Schedule 1.14.

      1.15. Dispute.

            "Dispute" shall have the meaning set forth in Section 8.14 hereof.

      1.16. Governmental Authority.

            "Governmental Authority" shall mean any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any foreign, state or local government or any subdivision, agency, commission, office, authority or bureau thereof or any quasi-governmental entity or authority of any nature.

      1.17. Indemnification and Guaranty Agreement.

            "Indemnification and Guaranty Agreement" shall mean the agreement by and among PCC Parent, PCC, Buyer and Buyer's Parent substantially in the form of Exhibit C attached hereto.

      1.18. Knowledge of PCC.

            "Knowledge of PCC" shall mean, for the individuals listed on
Schedule 1.18, any such individual's actual knowledge and what any such individual should have known after reasonable inquiry within the scope of that individual's job responsibilities.

      1.19. Law.

            "Law" and "Laws" shall mean any applicable United States or foreign, federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

      1.20. Lien.

            "Lien" shall mean any lien, encumbrance, mortgage, charge, claim, restriction, pledge, security interest or imposition of any kind.

      1.21. Liability.

            "Liability" shall mean any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes. Liabilities shall mean one or more items of Liability.

      1.22. Material Adverse Effect.

            "Material Adverse Effect" shall mean any event, change or occurrence that individually, or together with any other event, change or occurrence, has a material adverse impact on the Business, taken as a whole, without regard to the duration of such material adverse impact.

      1.23. Ordinary Course of Business.

            "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      1.24. PCC.

            "PCC" shall have the meaning given to it in the preamble to this Agreement.

      1.25. PCC Closing Certificate.

            "PCC Closing Certificate" shall mean the certificate of PCC substantially in the form of Exhibit D attached hereto.

      1.26. PCC Group.

            "PCC Group" shall have the meaning given to it in Section 1.34.

      1.27. PCC Parent.

            "PCC Parent" shall mean The Pittston Company, a Virginia corporation.

      1.28. Permitted Liens.

            "Permitted Liens" shall mean those Liens affecting the Purchased Assets that are listed on Schedule 1.28.

      1.29. Person.

            "Person" shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Authority.

      1.30. Pre-Closing Periods.

            "Pre-Closing Periods" shall mean any taxable period ending on or before the Closing Date.

      1.31. Purchase Price.

            "Purchase Price" shall mean $2,000,000.

      1.32. Purchased Assets.

            "Purchased Assets" shall mean the rights of the Asset Sale Companies with respect to the Contracts, other than the rights to payment for any coal that has been delivered or shipped prior to Closing Date to any customer, whether or not invoiced.

      1.33. Related Persons.

            "Related Persons" shall mean related persons as that term is defined in Section 9701(c)(2) of the Coal Act, except that it shall not include successors in interest.

      1.34. Retained Liabilities.

            "Retained Liabilities" shall mean (a) all Liability of each Asset Sale Company for any coal that has been shipped or delivered prior to Closing Date to any customer, whether or not invoiced, (b) (1) all Liabilities, if any, of the Asset Sale Companies and its Related Persons

(collectively, the "PCC Group") under the Coal Act, and (2) all Liabilities, if any, of the PCC Group under any post-Closing amendments to the Coal Act for (i) beneficiaries eligible under the Coal Act who are assigned to a member of the PCC Group or for whom a member of the PCC Group is required to provide or pay for medical benefits pursuant to Sections 9711 or 9712 of the Coal Act or (ii) death benefit premiums or unassigned beneficiary premiums (as those terms are used in Sections 9704(c) and 9704(d) of the Coal Act) for beneficiaries eligible under the Coal Act, that are assessed against any member of the PCC Group; provided, for the avoidance of doubt, that the Liabilities retained pursuant to
(b)(1) and (b)(2) above shall not be affected by Buyer or any of its Affiliates being identified under the Coal Act or any post-Closing amendments thereto as a successor, successor in interest or "Related person" under the Coal Act or any post-Closing amendments thereto to any member of the PCC Group solely as a result of Buyer's purchase of the Purchased Assets and (c) all Liabilities under the contracts, agreements, personal and real property leases, relationships and commitments of the Asset Sale Companies listed on Schedule 1.34(c).

      1.35. Tax.

            "Tax" or "Taxes" mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section. 59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, reclamation fees or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, but shall not include, for purposes of this Agreement only, Liabilities under the Coal Act, of whatever nature and regardless of how denominated.

      1.36. Tax Return.

            "Tax Return" shall mean any original or amended report, return, declaration, claim for refund, statement, document, schedule, attachment or other information supplied or required to be supplied to a Governmental Authority with respect to Taxes, including any return of an affiliated, combined or unitary group.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

      2.1.  Transfer of Assets.

            On the Closing Date, PCC (on behalf of the Asset Sale Companies) shall cause to be sold, conveyed, transferred, assigned, and delivered to Buyer, and Buyer shall acquire, the Purchased Assets. At the Closing, subject to the terms and conditions of this Agreement, PCC agrees to: (i) cause all rights in the Purchased Assets to be transferred and delivered to Buyer; and (ii) perform its obligations under this Agreement to be performed at or before Closing. In full payment for the Purchased Assets, Buyer shall: (i) assume the Assumed Liabilities; (ii) pay to PCC (which shall receive such amounts on behalf of the Asset Sale Companies) the Purchase Price by wire transfer of cash or other immediately available funds; and (iii) perform its obligations under this Agreement to be performed at or before Closing. Buyer shall not assume or have any responsibility with respect to any Liability of PCC Parent, PCC or the Asset Sale Companies that is not an Assumed Liability.

      2.2.  Assignment and Assumption Agreements and Other Documents.

            At the Closing, PCC shall cause each of the Asset Sale Companies to:
(i) execute and deliver to Buyer the Assignment and Assumption Agreements and such other documents as may be necessary to convey to Buyer the Purchased Assets; and (ii) perform its obligations under the Agreement to be performed at or before the Closing.

      2.3.  Assumption of Liabilities.

            At the Closing, Buyer shall execute and deliver to PCC the Assignment and Assumption Agreements and such other documents and instruments as may be necessary for Buyer to assume all of the Assumed Liabilities. Buyer shall not assume or have any responsibility, however, with respect to any Liability of PCC Parent, PCC or the Asset Sale Companies that is not an Assumed Liability.

      2.4.  Proration of Liabilities; Payment Reimbursement.

            PCC and Buyer shall cooperate with each other to provide for payments due with respect to the Assumed Liabilities. If, following the Closing, Buyer or any of its post-Closing Affiliates receives any payment in any form with respect to any Asset Sale Company (other than the Purchased Assets) that should have been paid to PCC or its Affiliates, Buyer shall forward, or shall cause such post-Closing Affiliate to forward, such payment to PCC within five business days of receipt. If, following the Closing, PCC or any of its post-Closing Affiliates receives any payment in any form with respect to the Purchased Assets that should have been paid to Buyer or its Affiliates, PCC shall forward, or shall cause such post-Closing Affiliate to forward, such payment to Buyer within five business days of receipt.

      2.5.  Indemnification and Guaranty Agreement.

            At the Closing, PCC, PCC Parent, Buyer's Parent and Buyer shall execute and deliver the Indemnification and Guaranty Agreement.

      2.6.  Additional Documents.

            At the Closing, PCC and Buyer shall, and PCC shall cause the Asset Sale Companies to, execute and deliver all such other documents or instruments necessary or appropriate to effect the transactions contemplated by this Agreement, including the documents provided in this Article II.

                                  ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF PCC

            PCC hereby represents and warrants to Buyer that the statements contained in this Article III are correct and complete, except as set forth in the Schedules delivered by PCC to Buyer in connection with this Agreement. The Schedules are arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.

      3.1.  Incorporation.

            PCC and each of the Asset Sale Companies are corporations duly organized, validly existing and in good standing under the Laws of the respective state or commonwealth of each such company's incorporation. PCC and each of the Asset Sale Companies that is not a corporation incorporated under the Laws of Virginia are duly qualified or licensed to transact business as a foreign corporation in Virginia and are in good standing under the Laws of Virginia. Set forth on Schedule 3.1 is the name of each state or other jurisdiction in which each such company has either paid taxes or had an office in the three years prior to the date of this Agreement.

      3.2.  Execution, Delivery and Performance.

            The execution, delivery and performance by PCC of this Agreement and by PCC and the applicable Asset Sale Company of each other agreement or instrument to which it is a party executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein and therein will not, with or without the giving of notice or the passage of time, or both: (i) conflict with, or result in a violation or breach of, or a default, right to accelerate, right to exercise any remedy or loss of rights under, or result in the creation of any

Lien (other than Permitted Liens) under or pursuant to, any provision of PCC's or any Asset Sale Company's Articles of Incorporation or Bylaws or of any material franchise, mortgage, deed of trust, Lien, lease, license, instrument, agreement, consent, approval, waiver or understanding to which PCC or any Asset Sale Company is a party or by which any Asset Sale Company is bound, or any Law or any order, judgment, writ, injunction or decree to which PCC or any Asset Sale Company is a party or by which PCC, any Asset Sale Company or the Purchased Assets may be bound or affected; (ii) require the approval, consent or authorization of, prior notice to, or filing or registration with any Governmental Authority or contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel or terminate any authorization issued by a Governmental Authority that is held by PCC or the Asset Sale Companies or that otherwise relates to the Purchased Assets; or (iii) give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereunder or exercise any remedy or obtain any relief under any Law to which PCC or any Asset Sale Company is subject.

      3.3.  Authorization.

            PCC has full power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and each of PCC and the Asset Sale Companies has full power and authority to enter into and deliver each other agreement or instrument to which it is a party executed in connection herewith and delivered pursuant hereto and to perform its obligations thereunder. PCC's execution, delivery and performance of this Agreement and the execution, delivery and performance of all other agreements and instruments by PCC and each of the Asset Sale Companies in connection herewith and delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of

PCC and each of the Asset Sale Companies. This Agreement and all other agreements or instruments executed by PCC or any of the Asset Sale Companies in connection herewith and delivered by PCC or any of the Asset Sale Companies pursuant hereto have been duly executed and delivered by PCC or such Asset Sale Companies and this Agreement and all other agreements and instruments executed by PCC or any of the Asset Sale Companies in connection herewith and delivered by PCC or any of the Asset Sale Companies pursuant hereto constitute the legal, valid and binding obligation of PCC or such Asset Sale Company, as the case may be, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting generally the enforcement of creditors' rights).

      3.4.  Contracts.

            (a) PCC has made available to Buyer copies of all of the written Contracts, or a written summary setting forth the terms and conditions where no copies exist, including all amendments, modifications, waivers and elections applicable thereto.

            (b) As to the Asset Sale Companies party thereto: (i) the Contracts are valid and binding, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting generally the enforcement of creditors' rights), and are in full force and effect; (ii) the consummation of the transactions contemplated herein will not, with or without the giving of notice or the passage of time, or both, conflict with, or result in a violation or breach of, or a default, right to accelerate, right to exercise any remedy or loss of rights under the Contracts; (iii) no Asset Sale Company, nor to the Knowledge of PCC, any other party is in material breach or default, and no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification or acceleration, under the Contracts; and (iv) no Asset Sale Company, nor to the Knowledge of PCC, any other party has repudiated any provision of the Contracts.

            (c) Schedule 3.4(c) sets forth the consents and approvals of third parties and Governmental Authorities required to be obtained as a result of the transactions contemplated by this Agreement.

      3.5.  Litigation; Claims.

            Schedule 3.5 lists all claims, legal actions, suits, litigation, arbitrations, disputes, investigations, proceedings by or before any Governmental Authority involving more than $100,000 and all orders, decrees or judgments, now pending or in effect, or, to the Knowledge of PCC, threatened or contemplated, against or affecting the Asset Sale Companies, the Purchased Assets, or the consummation of the transactions contemplated by this Agreement, except to the extent involving Taxes for Pre-Closing Periods.

      3.6.  No Broker.

            None of the Asset Sale Companies, PCC or the PCC Parent has had any dealings, negotiations or communications with or retained any broker or other intermediary in connection with the transactions contemplated by this Agreement and none of the foregoing is committed to any Liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated hereby, other than Rothschild Inc., who shall be compensated solely by PCC or an Affiliate of PCC.

      3.7.  Undisclosed Liabilities.

            As it may affect the Purchased Assets, none of the Asset Sale Companies has any material Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for the Liabilities represented by the Contracts.

      3.8.  Legal Compliance.

            As it may affect the Purchased Assets, each of the Asset Sale Companies and their respective predecessors and Affiliates has complied in all material respects with all Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) and no material action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any of them alleging any failure so to comply.

      3.9.  Transactions with Affiliates.

            The Contracts do not include any Liability between any Asset Sale Company and any Affiliate of such Asset Sale Company.

      3.10. Disclosure.

            The representations and warranties contained in this Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to PCC that:

      4.1.  Organization.

            Buyer is a duly formed limited liability company, validly existing and in good standing under the Laws of the State of Delaware.

      4.2.  Execution, Delivery and Performance.

            The execution, delivery and performance of this Agreement and each other agreement or instrument executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein and therein will not, with or without the giving of notice or the passage of time, or both, (i) conflict with, or result in a violation or breach of, or a default, right to accelerate or loss of rights under, or result in the creation of any Lien, under or pursuant to, any provision of Buyer's organizational documents or of any franchise, mortgage, deed of trust, lease, license, instrument, agreement, consent, approval, waiver or understanding, any Law, or any finding, order, judgment, writ, injunction or decree to which Buyer is a party or by which Buyer or its respective assets may be bound or affected; or (ii) require the approval, consent or authorization of, or prior notice to, filing with or registration with, any Governmental Authority, or any other Person or entity.

      4.3.  Authorization.

            Buyer has full power and authority to enter into and deliver this Agreement, and each other agreement or instrument (to which it is a party) executed in connection herewith or delivered pursuant hereto and to perform its obligations hereunder and thereunder. Buyer's execution, delivery and performance of this Agreement and all other agreements and instruments executed in connection herewith or delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite action. This Agreement and all other agreements or instruments executed by Buyer in connection herewith or delivered by Buyer pursuant hereto have been duly executed and delivered by Buyer and this Agreement and all other agreements and instruments executed by Buyer in connection herewith or delivered by Buyer pursuant hereto constitute Buyer's legal, valid and binding obligation, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting generally the enforcement of creditors' rights).

      4.4.  No Broker.

            Buyer has had no dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement nor is it committed to any Liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated hereby.

      4.5.  Financing.

            Buyer will have available to it, at the Closing, financial resources sufficient to consummate the transactions contemplated by this Agreement.

      4.6.  Disclosure.

            The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

                                    ARTICLE V
                                CERTAIN COVENANTS

      5.1.  Operation in Ordinary Course.

            Except as provided in this Agreement, between the date of this Agreement and the Closing, PCC shall cause each of the Asset Sale Companies, in relation to the Purchased Assets, to: (i) carry on its business in the Ordinary Course of Business; (ii) use commercially reasonable efforts to preserve intact its current business organization and properties until the Closing Date, and maintain the relations and good will with its suppliers, customers, landlords, creditors, agents, and others having business relationships with such Asset Sale Company; (iii) not enter into any contract modification or other obligation binding upon the Purchased Assets or an expenditure, purchase, sale, cost or commitment in excess of $100,000, except such coal sales agreements pursuant to which all obligations will be satisfied prior to Closing; and (iv) report regularly to Buyer concerning the status of the business and finances of such Asset Sale Company.

      5.2.  Compliance with Law.

            Between the date of this Agreement and the Closing, each of the Asset Sale Companies shall comply in all material respects with all Laws and with all orders of any Governmental Authority.

      5.3.  Cooperation.

            Subject to the terms and conditions herein provided, each of PCC and Buyer agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under Law, to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, PCC and Buyer will, and PCC will cause the Asset Sale Companies to, execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby.

      5.4.  Notices and Consents.

            PCC and Buyer each will use their commercially reasonable efforts to obtain consents of all Governmental Authorities and other third parties necessary to the consummation of the transactions contemplated by this Agreement. PCC shall have responsibility for providing any notices to third parties that may be required by the transactions contemplated by this Agreement and for obtaining, or causing to be obtained, at its sole cost and expense, the consents listed on Schedule 5.4(a) and Buyer shall have responsibility for obtaining, at its sole cost and expense, all consents listed on Schedule 5.4(b), with the other party in each case using its commercially reasonable efforts to assist the responsible party in obtaining such consents.

      5.5.  Publicity.

            All general notices, releases, statements and communications to any employees, suppliers, distributors and customers of the Asset Sale Companies, to the general public and to the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by PCC and Buyer; provided, however, that either party hereto (or, in the case of PCC, the PCC Parent) shall be entitled to make a public announcement of the foregoing if: (a) in the opinion of its legal counsel, such announcement is required to comply with Law or any listing agreement with any national securities exchange or inter-dealer quotation system; and (b) such disclosing party gives a reasonable period of notice and opportunity to comment to the other party hereto of its intention to make such public announcement; provided, that, failure to comment within 24 hours of receipt of such notice shall be deemed a waiver of the opportunity to comment; and provided, further, that nothing in this Section 5.5 shall operate to prohibit any Asset Sale Company or Buyer from communicating, after the Closing Date, with their respective suppliers, distributors, customers and Governmental Authorities the fact that the transaction has occurred or to employees regarding their employment or the terms and conditions thereof, the operation of the Purchased Assets or matters necessarily related thereto.

      5.6.  Exclusivity.

            PCC will not (nor will it cause or permit any of the Asset Sale Companies to) (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating directly or indirectly to the acquisition of the Purchased Assets, or any portion thereof, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. PCC will notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

      5.7.  Access.

            At or prior to the Closing Date, PCC will permit (and will cause each of the Asset Sale Companies to permit) representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Asset Sale Companies, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to each of the Asset Sale Companies as related to the Purchased Assets. Copies of and access to accounting records, ledgers and other pertinent documents or work papers related to the Purchased Assets will be made available to Buyer at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Asset Sale Companies, upon request.

      5.8.  Notice of Developments.

            Each party will give prompt written notice to the other party of any material adverse development causing a breach of any of its own representations and warranties in Article III and Article IV above. No disclosure by any party pursuant to this Section 5.8, however, shall be deemed to amend or supplement the Schedules to such representations and warranties or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

      5.9.  Further Assurances.

            The parties shall cooperate in a commercially reasonable manner with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated.

                                   ARTICLE VI
                         CONDITIONS PRECEDENT TO CLOSING

      6.1.  Conditions Precedent to Each Party's Obligations.

            The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:

            (a) no action, suit, proceeding, order, decree or injunction shall have been commenced, threatened or entered by or before any Governmental Authority that remains in force and that (i) prohibits, seeks to prohibit, or imposes or seeks substantial damages in connection with, the consummation of the transactions contemplated by this

      Agreement, (ii) seeks or imposes relief that causes or would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affects adversely the right of Buyer to own the Purchased Assets or to operate the Business on or after the Closing Date;

            (b) PCC Parent, PCC, Buyer and Buyer's Parent shall have executed and delivered to each other party thereto the Indemnification and Guaranty Agreement and any other documentation required by such agreement, in form and substance as set forth in Exhibit C attached hereto and the same shall be in full force and effect;

            (c) all other transactions pursuant to which Buyer or any of its Affiliates acquire assets related to the Business shall have been consummated prior to or simultaneously with the transactions contemplated by this Agreement;

            (d) PCC and Buyer shall have executed and delivered to each other all such other documents or instruments necessary or appropriate to effect the transactions contemplated by this Agreement; and

            (e) PCC shall have obtained, or caused to have been obtained, the consents listed in Schedule 6.1(e)(i) and PCC shall have provided such payments as may be reasonably required to obtain all such consents. Buyer shall have obtained, or caused to have been obtained, the consents listed in Schedule 6.1(e)(ii) and Buyer shall have provided such payments, guarantees and/or assurances as may be reasonably required to obtain all such consents.

      6.2.  Conditions Precedent to Obligations of Buyer.

            The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions precedent:

            (a) all of the representations and warranties of PCC set forth in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, without regard to any qualification or limitation with respect to materiality (whether by reference to "Material Adverse Effect" or otherwise), shall be true and correct in all respects as of the date hereof and at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing unless the aggregate failure of such representations or warranties to be true and correct does not have a Material Adverse Effect; provided that if a representation or warranty is expressly made only as of a specific date, it need only be true and correct in all respects as of such date, and Buyer shall have received the PCC Closing Certificate required by Section 6.2(g) below dated as of the Closing Date executed by PCC to such effect;

            (b) all of the covenants and obligations that PCC is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

            (c) all proceedings and actions, corporate or other, to be taken by PCC or the Asset Sale Companies in connection with the transactions contemplated by this Agreement and all documents incident thereto, including all actions necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, shall have been taken and shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel;

            (d) PCC shall have, and shall have caused the Asset Sale Companies to have, executed and delivered the Assignment and Assumption Agreements and such other documents as may be necessary to convey to Buyer the Purchased Assets;

            (e) between the date of this Agreement and the Closing Date, there shall not have been a change, event or occurrence that, individually, or together with any other change, event or occurrence, has had or could reasonably be expected to have a Material Adverse Effect;

            (f) Buyer shall have received an opinion of counsel to PCC addressed to Buyer substantially in the form of Exhibit E; and

            (g) Buyer shall have received an executed copy of the PCC Closing Certificate.

      6.3.  Conditions Precedent to Obligations of PCC.

            The obligation of PCC to consummate and cause the consummation of the transactions contemplated by this Agreement is subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions precedent:

            (a) all of the representations and warranties of Buyer set forth in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, without regard to any qualification or limitation with respect to materiality, shall be true and correct in all respects as of the date hereof and at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing unless the aggregate failure of such representations or warranties to be true and correct does not have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement or fulfill its post-Closing obligations hereunder; provided that if a representation or warranty is expressly made only as of a specific date, it need only be true and correct in all respects as of such date, and PCC shall have received Buyer's Closing Certificate required by Section 6.3(h) below dated as of the Closing Date executed by Buyer to such effect;

            (b) all of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date shall have been duly performed and complied with in all material respects;

            (c) all proceedings and actions, corporate or other, to be taken by Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, including all actions necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, shall have been taken and shall be reasonably satisfactory in form and substance to PCC and its counsel;

            (d) PCC shall have received, on behalf of the Asset Sale Companies, the Purchase Price by wire transfer of cash or other immediately available funds;

            (e) Buyer shall have executed and delivered the Assignment and Assumption Agreements and such other documents as may be necessary for Buyer to assume all of the Assumed Liabilities;

            (f) between the date of this Agreement and the Closing Date, there shall not have been a change, event or occurrence that, individually, or together with any other change, event or occurrence, has had or could reasonably be expected to have a Material Adverse Effect;

            (g) PCC shall have received an opinion of counsel to Buyer addressed to PCC substantially in the form of Exhibit F; and

            (h) PCC shall have received an executed copy of Buyer's Closing Certificate.

                                   ARTICLE VII
                                   TERMINATION

      7.1.  Termination.

            This Agreement may be terminated prior to the Closing Date only as follows:

            (a) by mutual written consent of PCC and Buyer;

            (b) by either PCC or Buyer, if the Closing Date shall not have occurred prior to the close of business on December 31, 2002 or such later date as the parties may agree in writing (provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause, in whole or in part, of, or has resulted in, the failure of the conditions in Article VI to be satisfied and the Closing Date to occur on or before such date);

            (c) by PCC or Buyer if an action, suit, or proceeding, shall have been commenced or threatened by or before any Governmental Authority, or any order, decree or injunction shall have been entered therein, that (i) prohibits, seeks to prohibit, or imposes or seeks substantial damages in connection with, the consummation of the transactions contemplated by this Agreement, (ii) seeks or imposes relief that causes or would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affects adversely the right of Buyer to own the Purchased Assets or to operate the Business;

            (d) by Buyer if (i) the representations of PCC contained in this Agreement are not true and correct in all material respects as if made at and as of that time, except for failures to be true and correct that are capable of being and are cured within fifteen (15) days after written notice from Buyer to PCC of such failure; or (ii) PCC has failed to comply materially with its respective obligations under this Agreement, except for failures to comply that are capable of being and are cured within fifteen (15) days after written notice from Buyer to PCC of such failure; or

            (e) by PCC if (i) the representations of Buyer contained in this Agreement are not true and correct in all material respects as if made at and as of that time, except for failures to be true and correct that are capable of being and are cured within fifteen (15) days after written notice from PCC to Buyer of such failure; or (ii) Buyer has failed to comply materially with its obligations under this Agreement, except for failures to comply that are capable of being and are cured within fifteen
      (15) days after written notice from the PCC to Buyer of such failure.

      7.2.  Effect of Termination.

            If this Agreement is terminated pursuant to Article VII hereof, all further obligations of the parties under or pursuant to this Agreement shall terminate without further Liability of either party to the other except: (a) as set forth in Section 8.4; and (b) for breaches of representations, warranties, or covenants or for fraud. PCC and Buyer hereby agree that the provisions of this Section 7.2 and of Section 8.4 shall survive any termination of this Agreement pursuant to the provisions of this Article VII.

                                  ARTICLE VIII
                                  MISCELLANEOUS

      8.1.  Entire Agreement.

            This Agreement, the documents referred to herein and to be delivered pursuant hereto and any other agreement entered into contemporaneously with this Agreement among PCC, PCC Parent, Buyer and Buyer's Parent or the Affiliates of any of them constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

      8.2.  Amendment.

            This Agreement may be amended by an instrument in writing and signed on behalf of all of the parties hereto at any time.

      8.3.  Extension; Waiver.

            At any time prior to the Closing Date, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein, other than the conditions contained in Section 6.1(a) hereof as it relates to the entry of an order in any proceeding by or before a Governmental Authority. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing and signed on behalf of such party.

      8.4.  Expenses.

            Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

      8.5.  Bulk Sales Waiver.

            Buyer hereby waives compliance with all applicable bulk sales Laws.

      8.6.  Governing Law.

            This Agreement shall be construed and interpreted according to the Laws of the Commonwealth of Virginia, without regard to the conflicts of Law rules thereof.

      8.7.  Assignment.

            This Agreement and each party's respective rights hereunder may not be assigned at any time except as expressly set forth herein without the prior written consent of the other party, provided that PCC may assign its rights hereunder to any Affiliate of PCC after the Closing Date without the consent of Buyer and Buyer may assign its rights hereunder to any Affiliate of Buyer prior to, at or after the Closing Date without the consent of PCC and, further provided, that nothing in this Agreement shall prevent a successor in interest to either party from enforcing the provisions of this Agreement.

      8.8.  Notices.

            All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or within five days of being mailed by registered or certified United States mail, postage prepaid, return receipt requested, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 8.8:

If to PCC:           Pittston Coal Company
                     448 N.E. Main Street
                     P.O. Box 5100
                     Lebanon, Virginia 24266
                     Attention: President

With a copy to:      Pittston Coal Company
                     c/o The Pittston Company
                     1801 Bayberry Court
                     P.O. Box 18100
                     Richmond, Virginia 23226-8100
                     Attention: General Counsel

And a copy to:       Hunton & Williams
                     Riverfront Plaza, East Tower
                     951 East Byrd Street
                     Richmond, Virginia 23219
                     Attention: Louanna O. Heuhsen, Esq.

If to Buyer:         Alpha Coal Sales Co., LLC
                     c/o Alpha Natural Resources, LLC
                     406 West Main Street
                     Abingdon, Virginia 24212
                     Attention:  Vice President

With a copy to:      First Reserve Corporation
                     411 West Putnam, Suite 109
                     Greenwich, Connecticut  06830
                     Attention: Alex T. Krueger

                     First Reserve Corporation
                     1801 California Street, Suite 4110
                     Denver, Colorado  80202
                     Attention:  Thomas R. Denison

                     Bartlit Beck Herman Palenchar & Scott
                     1899 Wynkoop Street, Suite 800
                     Denver, Colorado  80202
                     Attention:  James L. Palenchar, Esq.

      8.9.  Counterparts; Headings.

            This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

      8.10. Interpretation; Construction.

            (a) Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders.

            (b) This Agreement has been fully negotiated by the parties hereto and shall not be construed by any Governmental Authority against either party as the drafting party.

      8.11. Severability.

            If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      8.12. No Reliance.

            No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement and PCC and Buyer assume no Liability to any third party because of any reliance on the representations, warranties and agreements of PCC and

Buyer contained in this Agreement, other than Section 5.5 hereof, which are intended to be for the benefit of the Persons expressly covered thereby and may be enforced by such Persons.

      8.13. Retention of and Access to Records.

            After the Closing Date, Buyer shall retain for a period consistent with Buyer's record retention policies and practices those books and records relating to the Asset Sale Companies delivered to Buyer. Buyer also shall provide to PCC and its Affiliates reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits or litigation. Buyer shall deliver to PCC at least thirty days written notice prior to the destruction or other disposal of any such books and records. PCC and its Affiliates may elect to take delivery of any such books and records that Buyer intends to destroy or otherwise dispose of and to copy any such books and records that Buyer intends to keep, all at their own expense.

      8.14. Arbitration.

            Any dispute, controversy or claim arising out of or relating to this Agreement (a "Dispute") shall be decided by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. PCC and Buyer shall jointly select one arbitrator. If the two parties shall fail to select an arbitrator within fourteen calendar days after arbitration is requested, then such arbitrator shall be selected by the American Arbitration Association or any successor thereto upon application of either party. No Dispute shall be consolidated in any arbitration with any dispute, claim or controversy of any other party. The arbitration shall be conducted in Roanoke, Virginia, and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. The parties agree that the arbitration provided for in this Section 8.14 shall be the exclusive means to resolve all Disputes.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                      PITTSTON COAL COMPANY

                                      By: _________________________________
                                      Name:  Michael D. Brown
                                      Title: Vice President - Development
                                             and Technical Resources

                                      ALPHA COAL SALES CO., LLC

                                      By: _________________________________
                                      Name:  Scott Kroh
                                      Title: President

                                  SCHEDULE 1.3

                              ASSET SALE COMPANIES

Clinchfield Coal Company, a Virginia corporation

Pittston Coal Sales Corp., a Virginia corporation

Motivation Coal Company, a Virginia corporation

                              PITTSTON COAL COMPANY
                              448 N. E. MAIN STREET
                             LEBANON, VIRGINIA 24266

                                December 13, 2002

Alpha Coal Sales Co., LLC
c/o Alpha Natural Resources, LLC
406 West Main Street
Abingdon, Virginia 24212

Ladies and Gentlemen:

Reference is made to the Asset Purchase Agreement (the "Agreement"), dated as of October 29, 2002, as amended to but not including the date hereof, by and between Pittston Coal Company ("PCC") and Alpha Coal Sales Co., LLC ("Buyer"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

      PCC and Buyer desire to amend certain provisions of the Agreement and, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. The Schedules to the Agreement are hereby amended and restated in their entirety as attached hereto as Exhibit A.

      2. Except as amended by this letter agreement, the Agreement shall continue in full force and effect.

      3. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any executed counterpart of this letter agreement or other signature hereto delivered by a party by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this letter agreement by such party.

Sincerely,

PITTSTON COAL COMPANY

By:    /s/ Michael D. Brown
Name:  Michael D. Brown
Title: Vice President - Development
       and Technical Resources

ACKNOWLEDGED AND AGREED:

ALPHA COAL SALES CO., LLC

By:    /s/ Michael J. Quillen
Name:  Michael J. Quillen
Title: Attorney-in-fact